Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS RELEASE

Contacts:

Manuel Mondragon, Vice President of Finance

investorrelations@wtoffshore.com

713-297-8024

Ken Dennard / ksdennard@drg-e.com

Lisa Elliott / lelliott@drg-e.com

DRG&E / 713-529-6600

W&T OFFSHORE, INC. ANNOUNCES COMPLETION OF PRIVATE

PLACEMENT OF $450,000,000 8.25% SENIOR NOTES DUE 2014

HOUSTON — June 14, 2007 — W&T Offshore, Inc. (NYSE: WTI) (the “Company”) has completed its previously announced private placement of $450 million principal amount of senior notes due June 15, 2014.

The notes bear interest at a fixed rate of 8.25%, payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2007. The notes are unsecured senior obligations and rank equal in right of payment with all of the Company’s existing and any future unsecured senior debt. The notes are also senior in right of payment to any future subordinated debt.

The Company intends to use substantially all of the net proceeds from the private placement of the notes to repay a portion of the outstanding borrowings under its credit agreement.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and does not constitute an offer to sell or a solicitation of an offer to buy any of the notes.

The notes have not been registered under the Securities Act of 1933 or any state securities laws. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release contains forward-looking statements within the meaning of securities laws. The words “intends” and “will” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-

looking statements. These risks include such factors as the volatility and levels of oil and natural gas prices, and other matters discussed in the “Risk Factors” section of the Company’s 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Although the Company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

# # #

2